Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As previously reported, effective as of 5:00 p.m. local New York City time on October 16, 2023 (the “Distribution Date”), NCR Voyix Corporation (“Voyix”) completed the pro rata distribution to holders of record of Voyix’s common stock, par value $0.01 per share (“Voyix Common Stock”), as of 5:00 p.m. local New York City time on October 2, 2023 (the “Record Date”), of one share of NCR Atleos Corporation (“Atleos”) common stock, par value $0.01 per share (“Atleos Common Stock”), for every two shares of Voyix Common Stock held by such Voyix common stockholders as of the Record Date (the “Distribution” or the “Separation”). Atleos is now an independent public company and commenced trading “regular way” under the symbol “NATL” on the New York Stock Exchange (the “NYSE”) on October 17, 2023, which is the next trading day following the Distribution Date. Prior to the Distribution, Voyix changed its name from “NCR Corporation” to “NCR Voyix Corporation.” Immediately following the Distribution, Voyix Common Stock ceased trading under the ticker symbol “NCR” and commenced trading under its new symbol “VYX” on the NYSE on October 17, 2023, which is the next trading day following the Distribution Date. Voyix did not issue fractional shares of Atleos Common Stock in connection with the Distribution. Following the Distribution, Voyix does not beneficially own any shares of Atleos Common Stock and will no longer consolidate Atleos within Voyix’s financial results. This Current Report on Form 8-K/A will not distinguish between the prior and current corporate name and will refer to the current corporate name throughout. All previous consolidated financial statements were filed by NCR Corporation.

The Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived from Voyix’s historical consolidated financial statements and give effect to the Separation. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2023 reflects Voyix’s financial position as if the Separation had occurred on June 30, 2023. The adjustments in the “Transaction Accounting Adjustments” column in the Unaudited Pro Forma Condensed Consolidated Balance Sheet give effect to the Separation as if it had occurred as of June 30, 2023. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 2023 and for each of the years ended December 31, 2022, December 31, 2021 and December 31, 2020 reflect the results of operations as if the Separation had occurred on January 1, 2020 in that they reflect the reclassification of Atleos as discontinued operations for all periods presented. The adjustments in the “Transaction Accounting Adjustments” column in the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Separation as if it had occurred as of January 1, 2022.

The Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived from, and should be read in conjunction with, Voyix’s1 audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2022, and Management’s Discussion and Analysis included in Voyix’s1 Annual Report on Form 10-K for the year ended December 31, 2022, as well as Voyix’s1 unaudited condensed consolidated financial statements and the notes thereto as of and for the six months ended June 30, 2023, and Management’s Discussion and Analysis included in Voyix’s1 Quarterly Report on Form 10-Q for the six months ended June 30, 2023. After the date of the Separation, the historical financial results of Atleos will be reflected in Voyix’s consolidated financial statements as discontinued operations under U.S. generally accepted accounting principles (“GAAP”) for all periods.

The Unaudited Pro Forma Condensed Consolidated Financial Statements are presented based on information currently available, subject to the assumptions and adjustments described in the accompanying notes and is not intended to represent what Voyix’s condensed consolidated balance sheet and statements of operations actually would have been had the Separation occurred on the dates indicated above. Further, the Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of Voyix’s financial position and results of operations for any future period and does not reflect all actions that may be undertaken by Voyix after the Separation and Distribution of Atleos. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Management believes these assumptions and adjustments are reasonable, given the information available at the time of filing. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with Voyix’s1 historical consolidated financial statements and accompanying notes.

The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and best reflect the Separation on Voyix’s financial condition and results of operations. The adjustments included with the “Discontinued Operations” column of the Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared in accordance with Article 11 of Regulation S-X. Voyix’s current estimates on a discontinued operations basis are preliminary and could change as Voyix finalizes discontinued operations accounting to be reported in Voyix’s 2023 Annual Report on Form 10-K.

1 Formerly known as NCR Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

In millions (except per share amounts)	As of June 30, 2023
	Historical (as reported)	Discontinued Operations (Note a)	Transaction Accounting Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$547	$247	$—		$300
Accounts receivable, net	986	551	—		435
Inventories	709	416	—		293
Restricted cash	254	226	—		28
Prepaid and other current assets	458	248	—		210
Total current assets	2,954	1,688	—		1,266
Property, plant and equipment, net	677	454	—		223
Goodwill	4,544	2,537	—		2,007
Intangibles, net	1,064	679	—		385
Operating lease assets	353	97	5	(b)	261
Prepaid pension cost	222	189	—		33
Deferred income taxes	589	323	(40)	(c)	226
Other assets	876	123	—		753
Total assets	$11,279	$6,090	$(35)		$5,154
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$105	$3	$(94)	(d)	$8
Accounts payable	832	363	—		469
Payroll and benefits liabilities	208	118	—		90
Contract liabilities	560	370	—		190
Settlement liabilities	263	227	—		36
Other current liabilities	689	247	214	(b),(c),(e)	656
Total current liabilities	2,657	1,328	120		1,449
Long-term debt	5,316	8	(2,909)	(d)	2,399
Pension and indemnity plan liabilities	617	467	—		150
Postretirement and postemployment benefits liabilities	92	53	—		39
Income tax accruals	98	39	—		59
Operating lease liabilities	336	65	3	(b)	274
Other liabilities	334	190	—		144
Total liabilities	9,450	2,150	(2,786)		4,514
Commitments and Contingencies
Series A convertible preferred stock	275	—	—		275
Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	1	—	—		1
Paid-in capital	770	—	—		770
Retained earnings	1,095	3,992	2,751	(f)	(146)
Accumulated other comprehensive loss	(311)	(51)	—		(260)
Total stockholders’ equity	1,555	3,941	2,751		365
Noncontrolling interests	(1)	(1)			—
Total stockholders’ equity	1,554	3,940	2,751		365
Total liabilities and stockholders’ equity	$11,279	$6,090	$(35)		$5,154

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

In millions (except per share amounts)	For the six months ended June 30, 2023
	Historical (as reported)	Discontinued Operations (Note a)	Continuing Operations	Transaction Accounting Adjustments		Pro Forma
Product revenue	$1,097	$504	$593	$—	(g)	$593
Service revenue	2,780	1,524	1,256	7	(g)	1,263
Total revenue	3,877	2,028	1,849	7		1,856
Cost of products	934	399	535	2	(g)	537
Cost of services	1,939	1,091	848	13	(g)	861
Selling, general and administrative expenses	625	302	323	(4)	(h)	319
Research and development expenses	121	27	94	—		94
Total operating expenses	3,619	1,819	1,800	11		1,811
Income from operations	258	209	49	(4)		45
Loss on extinguishment of debt	—	—	—	—		—
Interest expense	(174)	—	(174)	100	(i)	(74)
Other income (expense), net	(11)	2	(13)	—		(13)
Income (loss) from continuing operations before income taxes	73	211	(138)	96		(42)
Income tax expense (benefit)	44	4	40	(1)	(j)	39
Income (loss) from continuing operations	29	207	(178)	97		(81)
Income (loss) from continuing operations attributable to noncontrolling interests	—	—	—	—		—
Income (loss) from continuing operations attributable to Voyix	$29	$207	$(178)	$97		$(81)

Income (loss) from continuing operations attributable to Voyix	$29					$(81)
Series A convertible preferred stock dividends	(8)					(8)
Income (loss) from continuing operations attributable to common stockholder	$21					$(89)

Income (loss) from continuing operations per common share
Basic	$0.15					$(0.64)
Diluted	$0.15					$(0.64)
Weighted average common shares outstanding
Basic	140.0					140.0
Diluted	142.0					140.0

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

In millions (except per share amounts)	For the year ended December 31, 2022
	Historical (as reported)	Discontinued Operations (Note a)	Continuing Operations	Transaction Accounting Adjustments		Pro Forma
Product revenue	$2,351	$1,106	$1,245	$—	(g)	$1,245
Service revenue	5,493	3,025	2,468	73	(g)	2,541
Total revenue	7,844	4,131	3,713	73		3,786
Cost of products	2,097	959	1,138	3	(g)	1,141
Cost of services	3,889	2,165	1,724	86	(g)	1,810
Selling, general and administrative expenses	1,152	534	618	(9)	(h)	609
Research and development expenses	217	54	163	—		163
Total operating expenses	7,355	3,712	3,643	80		3,723
Income from operations	489	419	70	(7)		63
Loss on extinguishment of debt	—	—	—	—		—
Interest expense	(285)	—	(285)	201	(i)	(84)
Other income (expense), net	7	(12)	19	—		19
Income (loss) from continuing operations before income taxes	211	407	(196)	194		(2)
Income tax expense (benefit)	148	76	72	(2)	(j)	70
Income (loss) from continuing operations	63	331	(268)	196		(72)
Income (loss) from continuing operations attributable to noncontrolling interests	(1)	(1)	—	—		—
Income (loss) from continuing operations attributable to Voyix	$64	$332	$(268)	$196		$(72)

Income (loss) from continuing operations attributable to Voyix	$64					$(72)
Series A convertible preferred stock dividends	(16)					(16)
Income (loss) from continuing operations attributable to common stockholder	$48					$(88)

Income (loss) from continuing operations per common share
Basic	$0.35					$(0.64)
Diluted	$0.34					$(0.64)
Weighted average common shares outstanding
Basic	136.7					136.7
Diluted	141.2					136.7

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

In millions (except per share amounts)	For the year ended December 31, 2021
	Historical (as reported)	Discontinued Operations (Note a)	Pro Forma
Product revenue	$2,193	$1,038	$1,155
Service revenue	4,963	2,494	2,469
Total revenue	7,156	3,532	3,624
Cost of products	1,850	845	1,005
Cost of services	3,413	1,700	1,713
Selling, general and administrative expenses	1,151	432	719
Research and development expenses	268	83	185
Total operating expenses	6,682	3,060	3,622
Income from operations	474	472	2
Loss on extinguishment of debt	(42)	—	(42)
Interest expense	(238)	—	(238)
Other income (expense), net	90	102	(12)
Income (loss) from continuing operations before income taxes	284	574	(290)
Income tax expense (benefit)	186	125	61
Income (loss) from continuing operations	98	449	(351)
Income (loss) from continuing operations attributable to noncontrolling interests	1	1	—
Income (loss) from continuing operations attributable to Voyix	$97	$448	$(351)

Income (loss) from continuing operations attributable to Voyix	$97		$(351)
Series A convertible preferred stock dividends	(16)		(16)
Income (loss) from continuing operations attributable to common stockholder	$81		$(367)

Income (loss) from continuing operations per common share
Basic	$0.62		$(2.80)
Diluted	$0.58		$(2.80)
Weighted average common shares outstanding
Basic	131.2		131.2
Diluted	139.0		131.2

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

In millions (except per share amounts)	For the year ended December 31, 2020
	Historical (as reported)	Discontinued Operations (Note a)	Pro Forma
Product revenue	$2,005	$1,094	$911
Service revenue	4,202	1,880	2,322
Total revenue	6,207	2,974	3,233
Cost of products	1,733	893	840
Cost of services	2,950	1,287	1,663
Selling, general and administrative expenses	1,069	274	795
Research and development expenses	234	70	164
Total operating expenses	5,986	2,524	3,462
Income from operations	221	450	(229)
Loss on extinguishment of debt	(20)	—	(20)
Interest expense	(218)	—	(218)
Other income (expense), net	(42)	(12)	(30)
Income (loss) from continuing operations before income taxes	(59)	438	(497)
Income tax expense (benefit)	(53)	45	(98)
Income (loss) from continuing operations	(6)	393	(399)
Income (loss) from continuing operations attributable to noncontrolling interests	1	1	—
Income (loss) from continuing operations attributable to Voyix	$(7)	$392	$(399)

Income (loss) from continuing operations attributable to Voyix	$(7)		$(399)
Series A convertible preferred stock dividends	(31)		(31)
Income (loss) from continuing operations attributable to common stockholder	$(38)		$(430)

Income (loss) from continuing operations per common share
Basic	$(0.30)		$(3.35)
Diluted	$(0.30)		$(3.35)
Weighted average common shares outstanding
Basic	128.4		128.4
Diluted	128.4		128.4

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Condensed Consolidated Statements of Operations include the following adjustments:

Atleos Discontinued Operations:

(a)Reflects the discontinued operations of Atleos, including associated assets, liabilities, and equity and results of operations and direct non-recurring costs associated with the Separation, primarily consisting of professional fees. In accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations, the amounts exclude general corporate overhead costs which were historically allocated, but did not specifically relate to Atleos, as they did not meet the discontinued operations criteria. Such allocations included labor and non-labor expenses related to Voyix’s corporate support functions (e.g., information technology, human resources and legal, among others) that historically provided support to Atleos.

Transaction Accounting Adjustments:

(b)Reflects the estimated impact of new sublease agreements entered into between Voyix and Atleos on operating lease assets and liabilities.
(c)Reflects the estimated net impact on deferred tax assets of $40 million from the onshoring of certain non-U.S. intangible property ownership rights and other changes as a result of the Separation as well as the estimated additional tax liabilities of $43 million generated as a result of the Separation.
(d)Reflects the estimated cash distribution of approximately $3,003 million from Atleos to Voyix in connection with the Separation as consideration for the net assets contributed to Atleos utilized for repayment of short- and long-term debt held by Voyix. This amount is based on the expectation that a maximum of $436 million of cash and cash equivalents will be retained by Atleos (including an obligation for Atleos, pursuant to the employee matters agreement, to make a $136 million contribution to the U.S. pension plan following the Distribution).
(e)Reflects the additional estimated non-recurring costs of $168 million to complete the Separation subsequent to June 30, 2023. These costs primarily relate to investment banker fees, legal fees, third-party consulting and contractor fees, information technology costs and other costs directly related to the Separation. These additional non-recurring costs have not been adjusted for on the Unaudited Pro Forma Condensed Consolidated Statements of Operations as they will be considered part of discontinued operations once incurred.
(f)Reflects the estimated net impact on total stockholders’ equity of the adjustments described in notes (b) through (e) above.
(g)Reflects the estimated impact of new commercial agreements entered into between Voyix and Atleos. The adjustments reflect the new pricing in these arrangements applied to historical sales of goods and services between Voyix and Atleos.
(h)Reflects the estimated net impact of new sublease agreements entered into between Voyix and Atleos on operating lease expense.
(i)Reflects the estimated reduced interest expense as a result of short- and long-term debt repayments made with the estimated cash distribution received in connection with the Separation. This amount is based on the historical interest expense associated with the borrowings to be repaid upon Separation together with the write-off of unamortized deferred financing costs and recognition of related make-whole premiums.
(j)Reflects the estimated net impact on income tax expense, determined by applying the relevant statutory tax rates to the jurisdictional mix of income, of the adjustments described in notes (g) through (i) above.

Cautionary Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to Voyix’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding the separation of NCR Corporation into two separate companies, including, but not limited to, statements regarding the future commercial performance of Voyix (or its business) following such transaction and value creation and ability to innovate and drive growth generally as a result of such transaction. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of Voyix’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:

(a)Strategy and Technology: transforming our business model; development and introduction of new solutions; competition in the technology industry; integration of acquisitions and management of alliance activities; our multinational operations;
(b)Business Operations: domestic and global economic and credit conditions; risks and uncertainties from the payments-related business and industry; disruptions in our data center hosting and public cloud facilities; retention and attraction of key employees; defects, errors, installation difficulties or development delays; failure of third-party suppliers; a major natural disaster or catastrophic event, including the impact of the coronavirus (COVID-19) pandemic and geopolitical and macroeconomic challenges; environmental exposures from historical and ongoing manufacturing activities; and climate change;
(c)Data Privacy & Security: impact of data protection, cybersecurity and data privacy including any related issues, including the April 2023 ransomware incident previously reported at Voyix;
(d)Finance and Accounting: our level of indebtedness; the terms governing our indebtedness; incurrence of additional debt or similar liabilities or obligations; access or renewal of financing sources; our cash flow sufficiency to service our indebtedness; interest rate risks; the terms governing our trade receivables facility; the impact of certain changes in control relating to acceleration of our indebtedness, our obligations under other financing arrangements, or required repurchase of our senior unsecured notes; any lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; our pension liabilities; and write down of the value of certain significant assets;
(e)Law and Compliance: allegations or claims by third parties that our products or services infringe on intellectual property rights of others, including claims against our customers and claims by our customers to defend and indemnify them with respect to such claims; protection of our intellectual property; changes to our tax rates and additional income tax liabilities; uncertainties regarding regulations, lawsuits and other related matters; and changes to cryptocurrency regulations;
(f)Governance: impact of the terms of our Series A Convertible Preferred (“Series A”) Stock relating to voting power, share dilution and market price of our common stock; rights, preferences and privileges of Series A stockholders compared to the rights of our common stockholders; and actions or proposals from stockholders that do not align with our business strategies or the interests of our other stockholders;
(g)Separation: that the potential strategic benefits, synergies or opportunities expected from the separation may not be realized or may take longer to realize than expected; the potential inability to access or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade; the incurrence of significant costs in connection with the separation; the potential adverse reactions to the separation by customers, suppliers, strategic partners or key personnel and potential difficulties in maintaining relationships with such persons and risks associated with third party contracts containing consent, and/or other provisions that may be triggered by the separation; unforeseen tax liabilities or changes in tax law; non-compete restrictions in the separation agreement entered into in connection with the separation; and requests, requirements or penalties imposed by any governmental authorities related to certain existing liabilities.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that stockholders will achieve any particular level of stockholder returns. Nor can there be any guarantee that the separation will maximize value for stockholders, or that Voyix or any of its divisions will be commercially successful in the future, or achieve any particular credit rating or financial results.

Additional information concerning these and other factors can be found in Voyix’s filings with the U.S. Securities and Exchange Commission, including Voyix’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. Voyix does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.